Exhibit 10.10

FIRST AMENDMENT
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is entered into between GENERAL MOLY, INC., a Delaware corporation (the “Company”) and DAVID A. CHAPUT (“Chaput” or “Executive”) to be effective as of January 1, 2009.

RECITALS

A.                                   Effective as of April 25, 2007, Idaho General Mines, Inc., the predecessor to the Company, and Executive entered into an Employment Agreement (the “Agreement”).

B.                                     The Agreement must be amended to comply with the requirements for nonqualified deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended, the final Treasury Regulations thereunder and other applicable guidance (“Section 409A”).

C.                                     Executive and the Company desire to amend the Agreement in a manner consistent with Section 409A.

AMENDMENT

1.                                       Section 2.2(a) (without Cause) is hereby amended to add the following at the end:

The severance payment provided under this subsection 2.2(a) shall be paid in a lump sum, on a date determined by the Company, within 60 days following Executive’s separation from service, except as required by Section 2.5.

2.                                       Section 2.2(e) (Change of Control) is hereby amended to add the following sentence after the second sentence:

The Base Compensation amount provided under this subsection 2.2(e) shall be paid in a lump sum, on a date determined by the Company, within 60 days following Executive’s separation from service within two years following the effective date of the closing of the Change of Control event, provided such event also constitutes a “change in control” event for purposes of Treasury Regulation Section 1.409A-3(i)(5) otherwise, such payment shall be made in a lump sum, on a date determined by the Company, within 60 days following Executive’s separation from service after the effective date of the closing of the Change of Control, except as required by Section 2.5.

3.                                       Section 2.4 (Good Reason) is hereby amended as follows:

a.                                       To insert the following sentence after the first sentence:

The severance payment provided under this Section 2.4 shall be paid in a lump sum, on a date determined by the Company, within 60 days following Executive’s separation from service, except as required by Section 2.5.

b.                                      To insert the following sentence at the end of the first paragraph:

The parties intend that the definition of Good Reason and the operation of this Section 2.4 be treated as an involuntary separation from service consistent with the requirements of Treasury Regulation Section 1.409A-1(n).  Executive shall provide written notice to the Company within 90 days of the initial existence of the Good Reason condition.  Upon receipt of such notice, the Company shall have a period of 30 days during which it may remedy the condition and not be required to pay the amount.

4.                                       A new Section 2.5 is hereby added to read in its entirety as follows:

2.5                                 Section 409A; Deferred Compensation.

(a)                                  Delay in Payment.  Notwithstanding anything in the Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” with the Company to be a “specified employee,” any non-exempt deferred compensation which would otherwise be payable hereunder, shall not be paid until the date which is the first business day following the six-month period after Executive’s separation from service (or if earlier, Executive’s death).  Such delay in payment shall only be effected with respect to each separate payment of non-exempt deferred compensation to the extent required to avoid adverse tax treatment to Executive under Section 409A.  Any payments or benefits not subject to such delay, shall be paid pursuant to the time and form of payment specified above.  Any compensation which would have otherwise been paid during the delay period shall be paid to Executive (or his beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b)                                 Key Definitions.  For purposes of the Agreement, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to such terms pursuant to Section 409A.

(c)                                  Interpretation.  The parties intend that all payments or benefits payable under the Agreement will not be subject to the additional tax imposed by Section 409A of the Code, and the provisions of the Agreement shall be construed and administered consistent with such intent.  To the extent such potential payments could become subject to Section 409A of the Code, the Company and Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to provide any additional compensation amounts or benefits.

5.                                       Section 3.2(a) (Bonuses) is hereby amended to add the following sentence at the end:

The amount of any bonus shall be paid in a lump sum, on a date determined by the Company, on or before March 15 of the calendar year following the calendar year to which the bonus relates.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement on the dates set forth below, to be effective as of January 1, 2009.

GENERAL MOLY, INC.
The Company

By:	/s/ Mark A. Lettes

Date:	December 24, 2008

EXECUTIVE

By:	/s/ David A. Chaput
David A. Chaput

Date:	December 29, 2008